Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the entities named below (i) agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto, the “Schedule 13G”) with respect to the common stock, $0.01 par value per share, of Laredo Petroleum, Inc., (ii) agree that each party hereto is responsible for the timely filing of the Schedule 13G, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate, and (iii) agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of October 20, 2021.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Senior Vice President and General Counsel

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark H. Kleinman
Name:	Mark H. Kleinman
Title:	Senior Vice President and General Counsel